Exhibit 10.41
EXHIBIT A
TRIAD GUARANTY INC.
EXECUTIVE/KEY EMPLOYEE PHANTOM STOCK AWARD AGREEMENT
     This Phantom Stock Agreement (the “Agreement”), dated December 26, 2006 is entered into between Triad Guaranty Inc., a Delaware corporation (the “Company”), and Mark K. Tonnesen (the “Participant”).
     WHEREAS, the Company, pursuant to its 2006 Long-Term Stock Incentive Plan (the “Plan”), desires to grant Phantom Stock rights (as defined in the Plan) to the Participant, and the Participant desires to accept such Phantom Stock rights, on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:
     1. Grant of Phantom Stock Rights. The Company hereby grants to the Participant, on the terms and conditions set forth herein, Phantom Stock rights with respect to 36,075 shares of Common Stock of the Company (the “Phantom Stock Rights”).
     2. Vesting. The Phantom Stock Rights granted hereunder will vest according to the following schedule:

Date	Vested Percentage
September 13, 2007	50%
September 13, 2008	100%

Notwithstanding the vesting schedule set forth above, in the event that Participant’s employment with the Company should be terminated prior to September 13, 2007, without cause by the Company or by Participant for Good Reason or on account of a Change in Control, all as defined in the Employment Agreement between Participant and Company dated as of September 9, 2005, Participant will, on the effective date of such termination, vest in one-third of the Phantom Stock Rights granted hereunder. Except as provided in the preceding sentence, upon termination of Participant’s employment with the Company for any reason, any Phantom Stock Rights granted hereunder that are not vested at the time of termination shall be forfeited.

3. Payment.
     (a) Upon vesting under Section 2 hereof of any Phantom Stock Rights, the Company shall pay Participant (or Participant’s beneficiary, if applicable) the number of shares of Common Stock corresponding to the number of vested Phantom Stock Rights subject to the following:
     (i) if the vesting of any Phantom Stock Rights granted hereunder shall be on account of the Participant’s separation from service with the Company and the Participant is a “specified employee” within the meaning of section 409A of the Internal Revenue Code of 1986 (the “Code”), then the payment shall be delayed until the expiration of six months following the separation from service (or, if earlier, the date of the Participant’s death); and
     (ii) if the Company reasonably anticipates that the Company’s federal income tax deduction with respect to a payment for such Phantom Stock Rights would be limited or eliminated by application of section 162(m) of the Code, then the payment shall be delayed until the earlier of:
     the next January 15 or December 30 (or, if not a business day, the next preceding business day) of a calendar year during which the Company reasonably anticipates that the Company’s federal income tax deduction with respect to such payment will not be limited or eliminated by application of section 162(m) of the Code taking into account the estimated amount deductible by the Company for that calendar year for other compensation paid to Participant; or
     the date of the Participant’s termination of employment with the Company if the Company reasonably anticipates that the deduction of such payment will not be limited or eliminated by application of section 162(m) of the Code for the calendar year during which such termination occurs.
     (b) Any payment by the Company hereunder for Phantom Stock Rights shall be in Shares. Following such payment with respect to any Phantom Stock Rights, such Phantom Stock Rights shall cease to exist and shall provide no further benefits to Participant.
     4. Dividend Equivalents. In the event of a cash dividend paid on Common Stock after the date of this Agreement, the Participant shall be entitled to receive a cash payment equal to the dividend per share multiplied by the number of shares of Common Stock corresponding to the Phantom Stock Rights granted hereunder. The payment of any dividend equivalents hereunder with respect to any Phantom Stock Rights shall be paid at the same time as the payment under Section 3 hereof with respect to the underlying Phantom Stock Rights. If any Phantom Stock Rights are forfeited, then the dividend equivalents on such Phantom Stock Rights shall also be forfeited.
     5. Other Terms of Phantom Stock Rights.
     (a) No Stockholder Rights; Unfunded Award. Participant shall have no rights of a stockholder of the Company with respect to Phantom Stock Rights. Any provision for distribution in settlement of Phantom Stock Rights hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Participant or any beneficiary any right to, or claim against, any specific assets of the Company, nor result in the creation of any trust or escrow account for Participant. With respect to any entitlement of Participant or any beneficiary to any distribution hereunder, Participant or such beneficiary shall be a general creditor of the Company.
     (b) Company Policies Related to Stock Ownership. To the extent the Company adopts any policy or requirement applicable to Participant which requires Participant to achieve and hold a targeted level of the stock of the Company, sixty-five percent (65%) of the Phantom Stock Rights hereunder shall count toward any such required stock ownership.
     (c) Consideration for Grant of Phantom Stock Rights. Participant shall not be required to pay any cash or other consideration for the grant of the Phantom Stock Rights.
     6. Income Taxes and Withholding. Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with the Phantom Stock Rights awarded pursuant to this Agreement (including any taxes arising under section 409A of the Code). The Committee shall have the discretion to unilaterally modify Participant’s award pursuant to this Agreement in a manner that conforms with the requirements of section 409A of the Code. The Company shall have the right to deduct from any distribution with respect to any Phantom Stock Rights an amount equal to the federal, state and local income taxes and other amounts as be required by law to be withheld with respect to the Phantom Stock Right and any distributions thereunder.
     7. Determinations. All determinations, interpretations, or other actions made or taken by the Committee (as defined in the Plan) pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.
     8. Controlling Documents. The Phantom Stock Rights granted hereby are subject to:
     (a) All terms and conditions of the Plan (which is hereby incorporated by reference with the same effect as if fully recited herein) as now or hereafter in effect; and
     (b) All the terms and conditions of this Agreement as now in effect or as hereafter modified at the discretion of the Committee to conform with the Plan as amended from time to time.
     The Participant acknowledges receipt of a copy of the Plan, represents and warrants that he has read the Plan and agrees that this Agreement shall be subject to all of the terms and conditions of the Plan. Any capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Plan unless the context shall clearly require to the contrary.
     9. No Guarantee of Employment. This Agreement shall not interfere with or limit in any way the right of the Company to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employment of the Company.

     10. Assignment. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company. The Phantom Stock Rights granted under this Agreement shall not be transferable other than to the Participant’s executors, administrators, legatees and heirs to the extent permitted by the Plan.
     11. Governing Law. This Agreement shall be governed by the law of the State of Delaware and construed in accordance therewith.
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

PARTICIPANT:	COMPANY:

/s/ Mark K. Tonnesen	TRIAD GUARANTY INC.
Mark K. Tonnesen

BY: /s/ William T. Ratliff, III Name: William T. Ratliff, III Title: Chairman of the Board